Exhibit 10.61

Sanmina-SCI Corporation 2700 North First Street San Jose, California 95134 Tel (408) 964-3500

June 15, 2007

Mr. Walter Hussey

Dear Walter,

On behalf of Sanmina-SCI Corporation, I am pleased to offer you the position of President, Technology Components Group, reporting to Jure Sola, Chairman & CEO. Your primary responsibilities in this assignment were discussed with you during your interview. You should also be aware, however, that due to the nature of our business, you could be assigned to other duties and responsibilities by persons within the Company to whom you will be reporting.

In this position, you will be classified as an exempt employee, and you will receive a base salary of $310,000.00 annually. You will be paid bi-weekly in accordance with the Company’s payroll practices. You will also receive a car allowance in the amount of $8,000.00 annually.

Your bonus payout will be based on the plan guidelines for the Components Group dated June 14, 2007. This payment will be made in accordance with the Company’s normal pay practices for bonuses. For the remainder of fiscal year 2007 and fiscal year 2008 your bonus payment will be based on the Components Group Incentive Matrix (attachment JSWH FY2008) dated June 14, 2007. In addition, based on your performance in 2008, I will consider you for a corporate discretionary bonus based on both corporate and personal results. For fiscal year 2008, your minimum bonus guarantee is $77,500.00.

As a regular full time employee, you will be eligible to participate in the medical, life, and dental coverages within the terms of the Company’s insurance plans in effect during your employment. Enclosed is the 2007 Summary of Benefit Options which describes the Benefit Plan in greater detail. You should be aware that the terms of such insurance programs may be modified from time to time during the course of employment with the Company.

In addition, Sanmina-SCI offers a number of Company sponsored benefits, including a retirement Deferred Savings Plan (401K), which you will be eligible to participate in, after completing one month, of regular full-time employment.

You will also be recommended for a stock option grant of one hundred fifty thousand (150,000) shares. Your stock option grant date will be the fifteenth (15th) of the month, following your date of hire, provided formal approval by the Company’s Compensation Committee is obtained prior to the fifteenth (15th) calendar day of the month.  One fifth of the shares subject to your stock option will be exercisable after one year of service, and thereafter the remaining shares will become exercisable in equal installments of 1/48 per month for a total vesting period of 5 years. Your stock option grant is subject to approval by the Company’s Board of Directors. The terms of your stock option will be set forth in a definitive stock option agreement between you and the Company.

In addition, you will be recommended for fifty thousand (50,000) shares of restricted stock (RSU) to fully vest at the end of three (3) years. Your RSU grant is subject to approval by the Company’s Compensation Committee at their next regularly scheduled meeting. The terms of your RSU unit will be set forth in a definitive stock agreement between you and the Company.

Your employment pursuant to this offer is contingent on your executing and agreeing to be bound by the terms and conditions of the Company’s standard Employee Propriety Information and Inventions Agreement, a copy of which is attached. Employment with Sanmina-SCI is also contingent upon you providing the Company with the legally required proof of authorization to work in the United States.

You understand and acknowledge that employment with the Company is for an unspecified duration and constitutes “at-will” employment. You acknowledge that this employment relationship may be terminated at any time, with or without cause or for any or no cause, at the option of either you or the Company, with or without notice.

I sincerely hope that you will accept our offer of employment and we look forward to working with you. I would like you to begin your employment with Sanmina-SCI as soon as practicable, but no later than Monday, July 9, 2007.

This offer is valid until 5:00pm (PST) June 19, 2007. Please acknowledge your receipt and acceptance of our offer before this date by signing and returning a complete copy to my attention in the enclosed envelope. Please keep one copy of the offer letter for your records. We look forward to your joining the Sanmina-SCI team.

Sincerely,

/s/ JURE SOLA
Jure Sola
Chairman & CEO

/s/ WALTER HUSSEY
Walter Hussey